Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 16th day of April, 2007, between Gregory F. Hughes (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”), and hereby amends and restates, to be effective as of January 1, 2007 (the “Effective Date”), that certain Employment and Noncompetition Agreement, dated as of February 3, 2004, between Executive and the Employer (the “Prior Employment Agreement”).

1.             Term.  The term of this Agreement shall commence on the Effective Date, shall continue for a period of three (3) years from the Effective Date and, unless earlier terminated as provided in Section 6 below, shall terminate on the third (3rd) anniversary of the Effective Date (the “Original Term”).  The Original Term shall automatically be extended for successive six (6) month periods (each a “Renewal Term”), unless either party gives the other party at least three (3) months written notice of non-renewal prior to the expiration of the then current term.  The period of Executive’s employment hereunder consisting of the Original Term and all Renewal Terms, if any, is herein referred to as the “Employment Period.”

2.             Employment and Duties.

(a)           Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior corporate executive and shall have the title of Chief Operating Officer and Chief Financial Officer of the Employer.  Executive will report to the Chief Executive Officer of the Employer.  Executive’s duties and authority shall be those as would normally attach to Executive’s position as Chief Operating Officer and Chief Financial Officer, including such duties and responsibilities as are customary among persons employed in similar capacities for similar companies, and as set forth in the By-laws of the Employer and as otherwise established from time to time by the Board of Directors of the Employer (the “Board”) and the Chief Executive Officer of the Employer, but in all events such duties shall be commensurate with his position as Chief Operating Officer and Chief Financial Officer of the Employer.

(b)           Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax exempt organization or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the Employer, Executive shall give prior written notice thereof to the Board; or (iii) serving as a member of the Board of Directors of a for-profit corporation with the approval of the Chief Executive Officer of the Employer.

(c)           Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in, or within 50 miles of, Manhattan.

3.             Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)           Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $500,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee of the Board at least annually.

(b)           Incentive Compensation/Bonuses.  In addition to Base Salary, during the Employment Period, Executive shall be eligible for and shall receive, upon approval of the Board or Compensation Committee of the Board, such discretionary annual bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance.  In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer, as the Board or Compensation Committee of the Board, in its sole discretion, may deem appropriate to reward Executive for job performance.  It is expressly understood that, with respect to the awards made to Executive pursuant to the SL Green Realty Corp. 2003 Long-Term Outperformance Compensation Program, as amended December 2003 (the “2003 Outperformance Plan”), the SL Green Realty Corp. 2005 Long-Term Outperformance Plan Award Agreement, dated as of March 15, 2006 (the “2005 Outperformance Plan”) and the SL Green Realty Corp. 2006 Long-Term Outperformance Plan Award Agreement, dated as of October 23, 2006 (the “2006 Outperformance Plan” and together with the 2003 Outperformance Plan and 2005 Outperformance Plan, the “Outperformance Plans”), the provisions of the Outperformance Plans, as amended from time to time, and not the provisions of this Agreement shall govern in accordance with their terms, except: (i) to the extent the provisions of this Agreement are specifically referred to or incorporated into the Outperformance Plans and (ii) as specifically provided otherwise in this Agreement.

(c)           Equity Awards.  As determined by the Board or Compensation Committee of the Board, in its sole discretion, Executive shall be eligible to participate in the Employer’s then current equity incentive plan (the “Plan”), which authorizes the grant of stock options and stock awards of the Employer’s common stock (“Common Stock”), LTIP Units (“LTIP Units”) in SL Green Operating Partnership, L.P. (the “OP”) and other equity-based awards.  Executive will be granted 37,000 shares of restricted Common Stock or, at the Employer’s option, Class A Units (“OP Units”) in the OP, on June 1, 2007, in accordance with and subject to definitive documentation which is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with the Employer’s general practices for documentation.  In addition, the Employer shall pay to Executive an amount equal to the dividends and distributions that Executive would have received with respect to the 37,000 shares of restricted Common Stock or OP Units to be issued under this Section 3(c) in respect of all dividends and distributions having a record date prior to the issuance date of such shares or OP Units and on or after January 1, 2007.  With respect to each such dividend or distribution, this payment shall be made on the later of (i) the date hereof or (ii) the payment date established for all stockholders or unitholders for such dividend or distribution.  In addition, the Employer shall pay Executive an additional cash amount (the “Full Value Gross-Up Amount”) with respect to the shares of restricted Common Stock or OP Units granted pursuant to this Section 3(c), intended to serve generally as a tax gross-up, upon each date on which any of such shares or OP Units vest, equal to 40% of the value of such shares or OP Units included in Executive’s taxable income on such date.  Additionally, with respect to the option to purchase 100,000 shares of Common Stock granted on February 1, 2004, 10,000 of the 30,000 shares otherwise scheduled to vest thereunder in 2009, shall vest as of the date hereof.  Except as specifically provided otherwise in this Agreement, the vesting and other terms of all existing stock options, shares of restricted stock, OP Units, LTIP Units and other equity-based awards granted to Executive by the Employer prior to the date hereof shall remain unchanged.

(d)           GKKM Bonus.  Executive shall be entitled to receive from the Employer the incentive bonus described in Exhibit B hereto (the “GKKM Bonus”) if any Sale Event (as defined in that certain First Amended and Restated Limited Liability Company Operating Agreement of GKK Manager LLC (“GKKM”), as amended from time to time) occurs during the Employment Period.  The amount of the GKKM Bonus to be paid shall be based on the purchase price for GKKM (the “GKKM Purchase Price”) in such Sale Event as set forth on Exhibit B. Any GKKM Bonus payable pursuant to this Section may be paid in the form of cash or any other non-cash consideration constituting part of the GKKM Purchase Price, at the option of the Employer, and, in addition, if all of the equity holders of GKKM receive their distributions from GKKM relating to a Sale Event in shares of stock in Gramercy Capital Corp. (“GKK”), then the Employer may pay the GKKM Bonus in the form of such shares.  Any non-cash consideration constituting part of the GKKM Purchase Price shall be deemed to have such value as is determined by the Employer, in its reasonable discretion, for purposes of determining whether any GKKM Bonus is payable and valuing any non-cash considered paid to Executive as the GKKM Bonus.

(e)           Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(f)            Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(g)           Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(h)           Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer; provided that it is acknowledged that the Employer’s Chief Executive Officer may be provided with additional benefits not made available to Executive.

4.             Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive. The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.             Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board and the Chief Executive Officer from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board and the Chief Executive Officer, so long as same are otherwise consistent with this Agreement.

6.             Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)           Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean Executive’s:  (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or any of its affiliates; (D) material fraud with regard to the Employer or any of its affiliates; or (E) failure to competently perform his duties which failure is not cured within 30 days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer).

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by the Chief Executive Officer of the Employer or a majority vote of all of the members of the Board upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

(b)           Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason by written notice to the Board providing at least ten (10) days notice prior to such termination.  For purposes of this Agreement, termination with “Good Reason” shall mean the occurrence of one of the following events within sixty (60) days prior to such termination:

(A)          a material change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions, except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)           a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within 5 business days after the notice of the failure (specifying the same) has been given by Executive to the Employer;

(C)           a material breach by the Employer of any provision of this Agreement, which breach has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(D)          the Employer’s requiring Executive to be based in an office located more than 50 miles from Manhattan;

(E)           a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(F)           the failure by the Employer to continue in effect an equity award program or other substantially similar program under which Executive is eligible to receive awards;

(G)           a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all or most senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute Good Reason for the purposes of this Agreement); or

(H)          the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 16 hereof, which has not been cured within 30 days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

In addition, any termination by Executive within eighteen (18) months following a Change-in-Control shall be deemed to be a termination with Good Reason.

(iii)          Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)           Definitions.  The following terms shall be defined as set forth below.

(i)            A “Change-in-Control” shall be deemed to have occurred if:

(A)          any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 25% or more of either (1) the combined voting power of the Employer’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

(B)           the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or

(C)           the stockholders of the Employer shall approve (1) any consolidation or merger of the Employer or any subsidiary that would result in the Voting Securities of the Employer outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity, (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, if the shareholders of the Employer and unitholders of the OP taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than 50% percent of the surviving or acquiring company and partnership taken as a whole or (3) any plan or proposal for the liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a “Change-in-Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a “Change-in-Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)           “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term “Person” shall not include (A) Executive or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.  In addition, no Change-in-Control shall be deemed to have occurred under clause (i)(A) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (A) or (B) of the foregoing sentence is a member of such group.

(d)           Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination (the “Termination Date”), which date shall not be more than thirty (30) days after the date of the Notice of Termination.  For avoidance of doubt, a notice of non-renewal pursuant to Section 1 shall not be considered a Notice of Termination.

7.             Compensation Upon Termination; Change-in-Control.

(a)           Termination By Employer Without Cause or By Executive With Good Reason.  If (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of a mutual release agreement with the Employer in form and substance reasonably satisfactory to Executive and the Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release Agreement”), which the Employer shall execute within five (5) business days after such execution by Executive, and the effectiveness and irrevocability of the Release Agreement with respect to Executive (with the date of such effectiveness and irrevocability being referred to herein as the “Release Effectiveness Date”):

(i)            Promptly following the Release Effectiveness Date, but no later than the regular payroll payment date for the period in which the Release Effectiveness Date occurs (the “Payment Date”), Executive shall receive any earned and accrued but unpaid Base Salary and a prorated annual cash bonus equal to (A) the average of the annual cash bonuses (including any portion of the annual cash bonus paid in the form of shares of Common Stock, OP Units, LTIP Units or other equity awards, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards, but excluding any annual or other equity awards made other than as payment of a cash bonus) paid to Executive by the Employer in respect of the two most recently completed fiscal years (the “Average Annual Cash Bonus”) multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365.

(ii)           Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) the Executive’s average annual Base Salary in effect during the twenty-four (24) months immediately prior to the Termination Date (the “Average Annual Base Salary”) and (B) the Average Annual Cash Bonus.

(iii)          Executive shall continue to receive all benefits described in Section 3(f) existing on the Termination Date for a period of twelve (12) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  For purposes of vesting under the 2003 Outperformance Plan, without limiting any other rights that Executive may have under the 2003 Outperformance Plan, Executive shall be treated as if he had remained in the employ of the Employer for 12 months after the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(a)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(f) from time to time in its sole discretion, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(a)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Any unvested shares of restricted stock, OP Units, LTIP Units or other equity-based awards (i.e., shares, OP Units, LTIP Units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer shall not be forfeited on the Termination Date and shall become vested (i.e., free from such restrictions), and any unexerciseable or unvested stock options granted to Executive by the Employer shall not be forfeited on the Termination Date and shall become vested and exercisable, on the Release Effectiveness Date.  Any unexercised stock options granted to Executive by the Employer on or after February 3, 2004 shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.  In addition, the Employer shall pay Executive an additional cash amount (the “Gross-Up Amount”) with respect to any shares of restricted stock, OP Units or LTIP Units that vest on the Release Effectiveness Date, intended to serve generally as a tax gross-up:  (A) equal to the Full Value Gross-Up Amount with respect to any such shares of restricted stock or OP Units and (B) upon the date on which such LTIP Units (or the securities into which such LTIP Units are convertible) are redeemed or exchanged in a taxable transaction, an amount equal to 20% of the lesser of (I) the value of such LTIP Units on the Release Effectiveness Date or (II) the value of such LTIP Units (or other securities into which the LTIP Units were convertible) on the date of such taxable transaction, assuming for purposes of clauses (I) and (II) that the value of each LTIP Unit is equal to the value of one share of Common Stock (as adjusted for any changes in the Conversion Factor (as defined in the partnership agreement of the OP)); provided that, in the event that the Employer determines on or prior to the vesting of such LTIP Units that such LTIP Units are taxable upon vesting in the same manner as restricted shares of Common Stock would have been, the Employer shall pay Executive upon the Release Effectiveness Date, an amount equal to 40% of the value of the LTIP Units included in Executive’s taxable income on such date in lieu of the payment otherwise due under clause (B) above.  For avoidance of doubt, the provisions of this Section 7(a)(iv) shall not apply to grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and the provisions of Section 7(a)(iii) above.

(v)           In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control then, in addition to the payments and benefits set forth above (or, as specifically cited below, in lieu of such payments and benefits):  (A) the Employer shall provide to Executive outplacement benefits provided by a nationally-recognized outplacement firm of Executive’s selection, for a period of up to two (2) years following the Termination Date (such benefits are not to exceed 25% of the Average Annual Base Salary), (B) in lieu of the severance payment set forth in Section 7(a)(ii), Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Release Effectiveness Date, an amount in cash equal to two and one-half (2.5) times the sum of (I) the Average Annual Base Salary and (II) the Average Annual Cash Bonus, (C) the continuation of benefits provided for in the first sentence of Section 7(a)(iii) above shall be extended from twelve (12) months to thirty-six (36) months, but shall otherwise be subject to the terms of Section 7(a)(iii) and (D) neither Executive nor the Employer shall be required to execute the Release Agreement and all references throughout to the Release Effectiveness Date shall refer to the Termination Date.

(b)           Termination By the Employer For Cause or By Executive Without Good Reason.  If (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)           Termination by Reason of Death.     If Executive’s employment terminates due to his death, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)            On the Termination Date, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive an amount equal to any earned and accrued but unpaid Base Salary and a prorated annual cash bonus (equal to the Average Annual Cash Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the date of Executive’s death (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the date of Executive’s death) and the denominator of which is 365).

(ii)           Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, OP Units, LTIP Units, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof, and, if such twelve (12) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, OP Units, LTIP Units or other equity-based awards granted to Executive by the Employer that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of Executive’s termination due to his death, and a pro rata portion of the unexercisable stock options granted to Executive by the Employer that otherwise would have become exercisable upon the conclusion of such vesting period shall become exercisable on the date of Executive’s termination due to such death; provided that any unvested or unexercisable restricted stock, OP Units, LTIP Units, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards shall become fully vested and exercisable on the date of Executive’s death.  In addition, the Employer shall pay to Executive’s estate or to a beneficiary designated by Executive in writing prior to his death the Gross-Up Amount with respect to any shares of restricted stock, OP Units or LTIP Units that vest on Executive’s death.  For avoidance of doubt, the provisions of this Section 7(c)(ii) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) option grants made under the SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan, as amended March 2002 (the “1997 Plan”), which such options shall become fully vested and exercisable on the date of Executive’s termination due to such death in accordance with their terms as currently in effect.  Furthermore, upon such death, any vested unexercised stock options granted to Executive by the Employer on or after February 3, 2004 shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)           Termination by Reason of Disability.  In the event that Executive’s employment terminates due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to the following payments and benefits, subject to Executive’s execution of the Release Agreement, which Release Agreement the Employer shall execute within five (5) business days after such execution by Executive, and the effectiveness and irrevocability of the Release Agreement with respect to Executive:

(i)            On the Payment Date, Executive shall receive any earned and accrued but unpaid Base Salary and a prorated annual cash bonus equal to the Average Annual Cash Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365.

(ii)           Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) the Average Annual Base Salary and (B) the Average Annual Cash Bonus.

(iii)          Executive shall continue to receive all benefits described in Section 3(f) existing on the Termination Date for a period of thirty-six (36) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(d)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(f) from time to time in its sole discretion so long as it does so for all senior executives of the Employer, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(d)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Executive shall be credited with twelve (12) months after termination under any provisions governing restricted stock, OP Units, LTIP Units, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof and, if such twelve (12) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, OP Units, LTIP Units or other equity-based awards granted to Executive by the Employer that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the Release Effectiveness Date, and a pro rata portion of the unvested or unexercisable stock options granted to Executive by the Employer that otherwise would have become vested or exercisable upon the conclusion of such vesting period shall become vested and exercisable on the Release Effectiveness Date; provided that any unvested or unexercisable restricted stock, OP Units, LTIP Units, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards shall become fully vested and exercisable on the Release Effectiveness Date.  Any vested unexercised stock options granted to Executive by the Employer on or after February 3, 2004 shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the Termination Date.  In addition, the Employer shall pay Executive the Gross-Up Amount with respect to any shares of restricted stock, OP Units or LTIP Units that vest on the Release Effectiveness Date.  For avoidance of doubt, the provisions of this Section 7(d)(iv) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) option grants made under the 1997 Plan, which such options shall become fully vested and exercisable on the date of Executive’s termination due to such disability in accordance with their terms as currently in effect.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

(e)           Change-in-Control.  Upon a Change-in-Control, any unvested shares of restricted stock, OP Units, LTIP Units or other equity-based awards (i.e., shares, OP Units, LTIP Units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer shall become vested (i.e., free from such restrictions), and any unexercisable or unvested stock options granted to Executive by the Employer shall become vested and exercisable on the effective date of such Change-in-Control.  In addition, the Employer shall pay Executive the Gross-Up Amount with respect to any shares of restricted stock, OP Units or LTIP Units that vest on the effective date of such Change-in-Control.  For avoidance of doubt, the provisions of this Section 7(e) (other than the full acceleration of any time-based vesting (but not the payment of the Gross-Up Amount in connection with such acceleration)) shall not apply to grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time.

(f)            GKK and Other Equity.  The Employer and Executive acknowledge that certain equity awards previously made by GKK and affiliates of the Employer refer to and incorporate the terms of any employment agreement entered into between the Employer and Executive from time to time with respect to acceleration of vesting upon termination and/or change-in-control events and, as a result, such terms of this Agreement will, to the extent so referred to and incorporated by reference, will apply to such equity awards.

8.             Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are the acquisition, development, management, leasing or financing of any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (collectively, the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v)  the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)           Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)           Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that:

(i)            during the Employment Period, and for the one-year period following the termination of Executive by either party for any reason other than (A) non-renewal at the expiration of the Original Term or any Renewal Term or (B) termination by the Employer without Cause or Executive with Good Reason in connection with or within eighteen (18) months after a Change-in-Control, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; and

(ii)           during the Employment Period, and during (x) in the case of clause (A) below, the two-year period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement) other than a termination in connection with or within eighteen (18) months after a Change-in-Control that constitutes a termination either by the Employer without Cause or by Executive with Good Reason, or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any Employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) engage in any activity intentionally to interfere with, disrupt or damage the Business of the Employer, or its relationships with any client, supplier or other business relationship of the Employer.  For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)           Other Investments/Activities.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) expressly disclosed to the Employer in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if the investment is made in (A) assets other than Competing Properties or (B) any entity other than one that is engaged, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of Competing Properties.  For purposes of this Agreement, a “Competing Property” means an office real estate property:  (i) located outside of New York City, unless the property (A) is not an appropriate investment opportunity for the Employer, (B) is not directly competitive with the Businesses of the Employer and (C) has a fair market value at the time Executive’s investment is made of less than $25 million, or (ii) located in New York City.  Additionally, during the Employment Period, for so long as either:  (i) GKK is externally advised by the Employer or a direct or indirect majority owned subsidiary of the Employer (and is not self-managed) or (ii) the Employer directly or indirectly owns securities representing 20% or more of the outstanding common equity of GKK, and unless and until otherwise determined by the Board, Executive shall be permitted to serve as an officer of GKK notwithstanding anything to the contrary contained in this Section 8.

(d)           Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form.

(e)           No Disparagement.  For one year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)            Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)           Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than 30 days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)           Cooperation with Respect to Litigation.  During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)            Survival.  The provisions of this Section 8 shall survive termination of Executive’s employment any other provisions relating to the enforcement thereof.

9.             Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.           Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.           No Duplication of Payments.  Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.  For example and for illustration purposes only, Section 3(c) of this Agreement provides, among other things, that (i) the Executive will be granted shares of restricted stock or OP Units in accordance with and subject to definitive documentation (the “Definitive Documentation”) and (ii) the Employer shall pay Executive the Gross-Up Amount with respect to such shares of restricted stock or OP Units upon certain dates (such provision in clause (ii) above, a “Gross-Up Payment Provision”).  If the Definitive Documentation also contains a Gross-Up Payment Provision, the Executive shall be entitled to receive payment of the Gross-Up Amount only one (1) time pursuant to either this Agreement or the Definitive Documentation and shall not be entitled to receive duplicate payments under this Agreement.

12.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)	if to Executive:

Gregory F. Hughes, at the address shown on the execution page hereof.

(b)	if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attn: General Counsel and Chief Executive Officer

With a copy to:

Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
Attention: Larry Medvinsky

or such other address as either party may from time to time specify by written notice to the other party hereto.

13.           Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

14.           Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

15.           Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

17.           Counterparts.  This Agreement may be executed in one or more  counterparts, all of which shall be considered one and the same  agreement, and shall become effective when one or more such  counterparts have been signed by each of the parties and  delivered to the other party.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York  applicable to agreements made and to be performed entirely within  such State, without regard to the conflicts of law principles of  such State.

19.           Choice of Venue.  Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern  District of New York or the Supreme Court of the State of New  York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

20.           Parachutes.  Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting), or any other payments and benefits which Executive receives or is entitled to receive from the Employer or an affiliate, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Employer an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 20)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”).  The amount of any payment under this Section 20 shall be computed by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer will provide the accounting firms with all information which any accounting firm reasonably deems necessary in computing the Parachute Gross-up to be made available to Executive.  In the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable, determines that a greater or lesser amount of tax is due, then the Employer shall within five business days thereafter shall pay the additional amounts, or Executive within five business days after receiving a refund shall pay over the amount refunded to the Employer, respectively; provided that (i) Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the Employer, and shall provide notice to the Employer of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service, and (ii) the Employer shall be entitled to direct and control all such proceeding and other contests, if it commits to and does pay all costs (including without limitation legal and other professional fees) associated therewith.

21.           Section 409A.  To the extent required by Section 409A of the Code and regulations thereunder to avoid imposition of the 20% additional tax, as determined by the Employer in good faith in consultation with its legal counsel, the payments described in Section 7 will be delayed until six (6) months after the Termination Date or such longer period of time as the Employer so determines is necessary to avoid imposition of such additional tax; provided that such payments accrue from the Termination Date and all accrued payments and/or benefits will not be delayed for more than nine (9) months after the Termination Date without the consent of Executive.  Any payments delayed pursuant to this Section shall bear interest at the simple rate of 5% per annum.

22.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with  respect to the subject matter hereof and supersedes all prior  agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other  party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

23.           Paragraph Headings.  Section headings used in this  Agreement are included for convenience of reference only and will  not affect the meaning of any provision of this agreement.

24.           Board Approval.  The Employer represents that its Board of Directors (or the Compensation Committee thereof) has approved the economic terms of this Agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on April 16, 2007.

SL GREEN REALTY CORP.

	By:	/s/ MARC HOLLIDAY
Name: Marc Holliday
Title: Chief Executive Officer

EXECUTIVE:

/s/ GREGORY F. HUGHES
Name: Gregory F. Hughes